Exhibit 10.82
August 19th, 2025
Prashant Bhatia
New Jersey

Dear Prashant,
I am very pleased to confirm our offer to you of employment as Chief Strategy Officer, EVP, Head of Enterprise Strategy and Corporate Development, reporting to Craig Donohue with a start date of 09/02/2025.
Your salary will be at the rate of $500,000.00 per year. You will be paid on a semi-monthly basis on the 15th and last day of each month via direct deposit in accordance with our regular payroll practices. This position is a Full-time and Exempt position. You will receive unlimited vacation.
You will be eligible for an annual short-term discretionary incentive (STI) payment (bonus). STI award amounts are based upon the financial performance of the Company as well as your individual performance. Your annual STI target is expected to be 100% of your base salary, and pro-rated based on your start date. Additionally, you must be actively employed on the date the bonus awards are paid (typically in February of the year following the bonus plan year and in no event later than March 15 of such year) in order to receive a bonus payout.
You will be recommended for a long-term incentive equity award in an annualized target amount of $1,000,000.00, which will be split evenly between restricted stock units and performance stock units, subject to approval by the Compensation and Human Capital Committee of the Cboe Global Markets Board of Directors. Your award will be prorated based on your start date The restricted stock units are subject to a 3-year vesting period, with 1/3 vesting each year (based on a February 19 vesting schedule). The performance stock units vest following a 3-year performance period. Additional terms of the award will be provided at the time of the grant. Ongoing participation is not guaranteed, and awards are reviewed and approved by the Compensation and Human Capital Committee on an annual basis.

You will be entitled to receive certain relocation benefits in accordance with the Company’s relocation program. In addition, the Company will pay you a monthly housing stipend if and while you rent an apartment in the Chicago metropolitan area.

On your first day of employment, you are expected to be eligible to participate in the medical, dental and vision plans offered under Cboe’s benefits program. You will also be eligible to participate in Cboe's SMART (401(k)) Plan upon your hire date. Information on these and other plans for which you are or may become eligible will be provided to you during New Hire Orientation. The attached Benefit Highlights provides an overview of all other current benefit programs. Additional information regarding these and other plans for which you are or may become eligible will be reviewed during New Hire Orientation.
Employment with Cboe is contingent upon verification of work eligibility and your review and acknowledgement of the Cboe U.S. Handbook for employees and the associate policy for privacy of information. To comply with current immigration law, we must verify your authorization to work in the United States. Please bring acceptable documentation with you on your first day of work. A social security card and a current driver's license or state I.D., or a U.S. Passport, are some of the acceptable documents to satisfy this requirement. This offer of employment is also contingent upon Cboe obtaining verification, to the sole satisfaction of

Cboe, of information regarding your previous employment, education and references. Additionally, Cboe requires that all employees are fingerprinted prior to hire, and this offer is contingent upon the successful completion of fingerprint results and conducting a background check to the sole satisfaction of Cboe. Immediately upon accepting this offer, the fingerprinting and background check process should be initiated.
We are looking forward to having you join us and hope you will find Cboe to be an exciting, challenging, and rewarding place to build your career. Please note that this letter is solely informational in nature and is not to be construed as an employment contract. Your status with Cboe will be as an employee at will and either you or Cboe may end your employment at any time with or without reason or notice.
Sincerely,

/s/ Craig S. Donohue

Craig Donohue